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                                                                       EXHIBIT 2


                    WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.
                               450 Seventh Avenue
                            New York, New York 10123


                                 January 2, 2004


The Board of Directors of
        Layne Christensen Company
1900 Shawnee Mission Parkway
Mission Woods, Kansas 66205
Attn: Steven F. Crooke,
         Vice President, General Counsel and Secretary

         Re:   Nominee Recommendation
               ----------------------

Gentlemen:

         Wynnefield Partners Small Cap Value, L.P., Wynnefield Small Cap Value Offshore Fund, Ltd., Wynnefield Partners Small Cap Value L.P. I, Channel Partnership II, L.P., and the Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan (collectively referred to in this letter as the "Shareholder Group") hereby recommends that Nelson Obus be nominated to stand for election at the Company's 2004 annual meeting of stockholders.

         The Shareholder Group is the beneficial owner of approximately 7.5% of the outstanding common stock of Layne Christensen Company (the "Company"). The Shareholder Group has continuously beneficially owned more than 5% of the Company's voting common stock for at least one year as of the date of this recommendation, with each of the securities used to calculate such ownership having been held for at least one year as of the date of this recommendation. Enclosed herewith, are copies of the Schedule 13G filed by the Shareholder Group on January 25, 2001 with all amendments thereto and the Schedule 13D filed by the Shareholder Group on August 22, 2003 with all amendments thereto.

         The Shareholder Group hereby consents to be named in the Company's proxy statement in accordance with Item 7, paragraph (d)(2)(ii)(L) of Schedule 14A under the Securities Exchange Act of 1934. Enclosed herewith is Mr. Obus' consent to serve as a director of the Company if elected and to be identified in the Company's proxy statement.

         As you are aware, we initially requested that Mr. Obus be appointed to the Company's Board of Directors in August 2003. At that time, there were two vacancies on the Company's Board as a result of the departure of the two KKR Associates directors following KKR's sale of its interest in the Company. To our disappointment, the Company appointed two new directors who had absolutely no financial interest in the Company.

         One of the concerns we raised at that time was that, following the departure of the KKR directors, significant outside shareholders were no longer represented on the Company's Board. We submit that, as


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the representative of one of the Company's largest stockholders, Mr. Obus will add significant expertise and value to the Company's Board. Shareholder representation is an issue to which we are highly sensitive. As indicated in Mr. Obus' August 13, 2003 letter to Andrew Schmidt, Mr. Obus is a knowledgeable long-term shareholder with the specific insight, background and focus to make a significant contribution to the Company's Board and help create value for all shareholders. We urge the Board to act in the best interest of the Company's shareholders and nominate Mr. Obus to stand for election at the Company's 2004 annual meeting of stockholders.

         It is well recognized that institutional investors can add significant value to a company. For example, the Financial Economist Roundtable Statement on Institutional Investors and Corporate Governance "encourages institutional investors to take a proactive role in corporate governance." A 1997 study by the Worldbank indicates that there is a positive and significant correlation between institutional investor ownership and a company's profitability.

         Kindly distribute this letter to all the members of the Company's Board of Directors, or, in the event the Board of Directors has formed a Nominating Committee, to the members of the Nominating Committee.

                               Very truly yours,

                               Wynnefield Partners Small Cap Value L.P.
                               Wynnefield Small Cap Value Offshore Fund, Ltd. Wynnefield Partners Small Cap Value L.P. I Channel Partnership II, L.P.
                               Wynnefield Capital, Inc. Profit Sharing &
                               Money Purchase Plan


                               By:   /s/ Nelson Obus
                                   ------------------------------
                               Nelson Obus, Authorized Representative